Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Neil Maitland
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
NEW YORK, NY — March 1, 2011 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter and year ended December 31, 2010.
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Adjusted EBITDA, was $18.4 million in the fourth quarter of 2010, an increase of 40.0% from the fourth quarter of 2009. For the full year 2010, Adjusted EBITDA was $53.0 million, an increase of 30.8% from 2009.

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Operating margins for Owned Comparable Hotels increased by 440 basis points compared to the fourth quarter of 2009. Excluding unusual items in 2009, operating margins for Owned Comparable Hotels increased by 280 basis points. Operating margins for Owned Comparable Hotels increased by 250 basis points in 2010 compared to 2009.

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The percentage increase in Adjusted EBITDA was 4.3x the percentage increase in revenue per available room (“RevPAR”) for System-Wide Comparable Hotels for the fourth quarter of 2010. Excluding unusual items in 2009, the ratio was 3.0x. For the full year 2010, the ratio was 2.2x.

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RevPAR for System-Wide Comparable Hotels increased by 5.2%, or 5.7% in constant dollars, in the fourth quarter of 2010 from the comparable period in 2009. The severe winter weather in December had a significant adverse impact on the New York, London and Miami markets resulting in a 10.2% RevPAR decline over the last two weeks of December. Prior to that, RevPAR was up 8.0%. For the full year, RevPAR for System-Wide Comparable Hotels increased by 9.7%, or 10.0% in constant dollars.

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In February 2011, the Company opened the Mondrian in New York’s SoHo neighborhood. The hotel consists of 270 rooms, two bars, an innovative sustainable seafood restaurant and spectacular views of the New York skyline.

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MHG recently announced four new management agreements which include a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands.

Fred Kleisner, CEO of Morgans Hotel Group, said: “2010 was a very good year and we were pleased to deliver increases in both RevPAR and EBITDA. We posted continued growth in the fourth quarter, including exceptional growth in EBITDA. With the improving hotel market, we expect favorable operating leverage and continued cost vigilance to allow us to deliver strong flow through from RevPAR to EBITDA in 2011. We remain excited about the prospects for the business; the new Mondrian SoHo becomes fully operational today and we recently announced four new management contracts for Morgans branded hotels in various markets around the world, underscoring the untapped potential of our brands. We remain focused on executing our asset-light strategy and driving increased long-term value for shareholders.”

Fourth Quarter 2010 Operating Results
Adjusted EBITDA for the fourth quarter of 2010 was $18.4 million, a $5.3 million or 40.0% increase from the fourth quarter of 2009 driven by improved operating margins due to RevPAR growth and a reduction in hotel operating expenses.
Operating margins for Owned Comparable Hotels increased by 440 basis points primarily due to lower selling, general and administrative expenses and reductions in real estate taxes due to successful appeals. Excluding unusual items in 2009, which consisted of higher operating supply purchases to take advantage of extraordinary discounts, Owned Comparable Hotel operating margins increased by 280 basis points.
RevPAR at System-Wide Comparable Hotels increased by 5.2% (5.7% in constant dollars) in the fourth quarter of 2010 compared to the fourth quarter of 2009 driven by occupancy gains. The severe winter weather in December had a significant adverse impact on the New York, London and Miami markets during a popular vacation period resulting in a 10.2% RevPAR decline over the last two weeks of December. Prior to that, RevPAR for System-Wide Comparable Hotels was up 8.0%.
In New York, RevPAR increased by 5.9% with the majority of the increase driven by ADR. The adverse weather conditions affected results as RevPAR had increased by 8.0% prior to the storms.
RevPAR increased by 11.4% in constant dollars at MHG’s London hotels, despite the severe winter weather. All of the RevPAR increases were driven by ADR. Prior to the storms, RevPAR increased by 14.5% in constant dollars.
RevPAR increased by 1.6% at MHG’s South Beach hotels. New York and Europe are the two primary feeder markets for our South Beach hotels and the difficult travel conditions resulted in a 13.2% RevPAR decline over the last two weeks of December. Prior to the storms, RevPAR increased by 5.1%.
RevPAR increased by approximately 5% in both Los Angeles and San Francisco, driven primarily by increases in occupancy,
MHG recorded a net loss of $6.7 million in the fourth quarter of 2010 compared to a loss of $51.3 million in the fourth quarter of 2009 as MHG reported higher operating income and lower interest expense in 2010. The net loss in the fourth quarter of 2009 included higher impairment losses and a loss from discontinued operations.
Balance Sheet and Liquidity
MHG’s total consolidated debt at December 31, 2010, excluding the Clift lease and including the convertible notes at face value, is $586.0 million with a weighted average interest rate of 2.68%. As of December 31, 2010, MHG had $94 million of liquidity, which includes $89.0 million available under the line of credit. In addition, MHG has restricted cash of $28.8 million, primarily consisting of escrows for debt service, taxes, insurance and capital expenditures.
Debt maturities in 2011 consist of $227.7 million secured by the Hudson hotel, $103.5 million secured by the Mondrian in LA hotel and $26.0 million under the line of credit secured by Delano, Royalton and Morgans. The Company is pursuing a number of options to finance the maturities including debt financing, asset sales and other sources. MHG believes that the combination of rising hotel cash flows and improving capital markets should provide sufficient capital to retire or refinance the debt and provide funds for growth.

MHG has net operating losses of approximately $220 million at December 31, 2010, which may be used to offset future income, including potential gains on the sale of assets or interests therein.
As of December 31, 2010, MHG’s total future capital commitments for development projects and joint ventures for the next 12 months are approximately $1.0 million, all of which relates to the Mondrian in SoHo.
In December 2010, the court granted MHG’s motion for summary judgment and dismissed a complaint by the mezzanine lender on its former Scottsdale property seeking $15.9 million in damages. The lender appealed and the Company will continue to defend this lawsuit vigorously.
In January 2011, MHG transferred its interests in the property across the street from the Delano to an affiliate of the lender. As a result of the transaction, MHG was relieved of $10.5 million of non-recourse mortgage and mezzanine indebtedness that was previously consolidated on its balance sheet. The property across from Delano was a development property with no operations and generated no EBITDA.
Due to the continued difficulties in the Las Vegas marker, the Hard Rock joint venture’s operating cash flows have not been sufficient to cover the aggregate debt service. There is a risk to MHG’s equity position and management agreement, which may be terminated by the lenders in the event of foreclosure or under certain other circumstances. The joint venture continues to be in discussions with the lenders to resolve the matter. MHG has consistently reduced its equity percentage in the Hard Rock joint venture over time, eventually writing off the entire investment in 2009. While the potential conclusion of the Hard Rock relationship would reduce MHG’s management fees in the short term, MHG has been focused on its existing brands such as Delano and Mondrian and has been successful in signing new and more secure contracts. MHG recently announced the opening of the Mondrian in SoHo and the signing of four new Morgans branded hotel management agreements including two for new Delano hotels.
Development Activity
In February 2011, MHG opened a new Mondrian hotel in the SoHo neighborhood in New York. This is MHG’s third Mondrian hotel and it features 270 rooms, two exciting bars, an innovative seafood restaurant and spectacular views. The hotel is owned through a joint venture in which MHG has a 20% interest. MHG is managing the hotel under a 10 year contract with two 10 year extension options.
In February 2011, MHG announced a new management agreement for a 265 room Mondrian hotel in Doha, Qatar. The hotel is located in the prestigious neighborhood of West Bay Lagoon and is currently under construction and due to open in 2013.
In February 2011, MHG announced a new management agreement for a 200 room Delano hotel at an exclusive resort on the Aegean Sea in Turkey. This will be Morgans’ first hotel in the region and it is expected to open in 2013.

In February 2011, MHG announced a new management agreement for a 114 room Delano hotel in Mexico, on the beach at the tip of the Baja Peninsula in Cabo San Lucas. The hotel is currently under construction and is expected to open in 2013.
In February 2011, MHG announced a new management agreement for a 175 room hotel in New York in the Highline area. The hotel will be branded with one of Morgans’ brands and is expected to open in 2014.
MHG continues to focus on enhancing its existing assets and has been re-concepting several food and beverage venues to improve profitability. In October 2010, MHG opened a new restaurant at Royalton, Forty Four, which features “The Cocktail Collective”, a group of all-star bartenders from across the United States creating a unique cocktail menu. Additionally, in May 2010, MHG opened a new restaurant at Hudson, Hudson Hall, reminiscent of an Ivy League mess hall. MHG’s event venue at Hudson, Good Units, which opened in early 2010, received all necessary licenses to hold additional events during the third quarter of 2010, and is continuing to host successful events.
2011 Outlook
It continues to be difficult to predict results given the short term booking patterns and transient nature of the hotel business. As we have seen in recent months, travel patterns can be volatile making prior year comparisons challenging. In the first quarter of 2011 in particular, it’s important to note that our results may be less than the first quarter of 2010, primarily due to last year’s exceptional results in Miami which hosted the Super Bowl.
MHG believes that if the RevPAR increase at System-Wide Comparable Hotels for 2011 compared to 2010 is between 7% to 9% it should result in Adjusted EBITDA in the $52 million to $54 million range assuming our ownership levels remain the same. This reflects the addition of Mondrian in SoHo and assumes the termination of the Hard Rock management agreement.
Conference Call
MHG will host a conference call to discuss the fourth quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 36254628. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 36254628. The replay will be available from March 1, 2011 through March 8, 2011.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three and twelve months ended December 31, 2010 and 2009 excludes Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG.

“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three and twelve months ended December 31, 2010 and 2009 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was under renovation and expansion in 2009, Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG, and Ames in Boston, the San Juan Water and Beach Club, and Hotel Las Palapas, which MHG began managing in the fourth quarter of 2009.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to, the need for lender approval of any amendments to our loan agreements, economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Reports on form 10-Q for the quarters ended June 30, 2010 and September 30, 2010 and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement
(In thousands, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Revenues :
Rooms	$39,825	$38,155	$139,268	$127,188
Food & beverage	18,389	18,203	69,451	73,278
Other hotel	2,583	2,724	9,313	9,512

Total hotel revenues	60,797	59,082	218,032	209,978
Management and other fees	4,259	3,763	18,338	15,073

Total revenues	65,056	62,845	236,370	225,051

Operating Costs and Expenses :
Rooms	11,243	11,551	42,620	41,602
Food & beverage	15,701	14,636	58,227	56,492
Other departmental	1,470	1,711	5,304	6,159
Hotel selling, general and administrative	12,693	13,551	48,216	47,705
Property taxes, insurance and other	3,772	4,737	16,233	17,599

Total hotel operating expenses	44,879	46,186	170,600	169,557
Corporate expenses :
Stock based compensation	1,995	2,959	10,887	11,763
Other	5,273	5,261	23,651	21,751
Depreciation and amortization	8,629	7,344	32,158	29,623
Restructuring, development and disposal costs	986	4,063	3,916	6,083
Impairment loss on receivables from unconsolidated joint ventures	50	—	5,549	—

Total operating costs and expenses	61,812	65,813	246,761	238,777
Operating loss	3,244	(2,968)	(10,391)	(13,726)

Interest expense, net	8,288	13,292	41,346	48,557
Interest expense on hotel held for non sale disposition	288	318	1,137	844
Equity in loss of unconsolidated joint ventures	6,766	11,155	16,203	33,075
Impairment loss on property held for non sale disposition	—	—	—	11,913
Other non-operating (income) expense	(2,713)	(4,015)	33,076	(2,081)

Pre tax loss	(9,385)	(23,718)	(102,153)	(106,034)
Income tax expense (benefit)	(2,448)	17,820	(1,913)	(16,799)

Net loss from continuing operations	(6,937)	(41,538)	(100,240)	(89,235)

Income (loss) from discontinued operations, net of tax	$8	$(11,212)	$17,170	$(12,370)

Net loss	(6,929)	(52,750)	(83,070)	(101,605)

Net loss attributable to noncontrolling interest	$188	$1,482	$2,221	$1,881

Net loss attributable to Morgans Hotel Group Co.	$(6,741)	$(51,268)	$(80,849)	$(99,724)

Preferred stock dividends and accretion	$(2,197)	$(1,746)	$(8,554)	$(1,746)

Net loss attributable to common stockholders	$(8,938)	$(53,014)	$(89,403)	$(101,470)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.30)	$(1.41)	$(3.49)	$(2.97)
Basic and diluted from discontinued operations	$0.00	$(0.37)	$0.56	$(0.41)
Basic and diluted attributable to common stockholders	$(0.30)	$(1.78)	$(2.93)	$(3.38)

Weighted average common shares outstanding — basic and diluted	30,284	29,714	30,563	30,017

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Year			Year
	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%
Selected Hotel Operating Statistics (1)	2010	2009	Change	2010	2009	Change	2010	2009	Change	2010	2009	Change
Morgans
Occupancy	89.2%	92.8%	-3.9%				89.8%	87.0%	3.2%
ADR	$318.33	$301.92	5.4%				$261.33	$244.93	6.7%
RevPAR	$283.95	$280.18	1.3%				$234.67	$213.09	10.1%

Royalton
Occupancy	88.3%	91.9%	-3.9%				88.5%	87.1%	1.6%
ADR	$367.29	$335.61	9.4%				$293.89	$276.02	6.5%
RevPAR	$324.32	$308.43	5.2%				$260.09	$240.41	8.2%

Hudson
Occupancy	91.2%	87.4%	4.3%				88.6%	83.8%	5.7%
ADR	$253.47	$247.47	2.4%				$213.33	$199.96	6.7%
RevPAR	$231.16	$216.29	6.9%				$189.01	$167.57	12.8%

Delano
Occupancy	64.2%	62.3%	3.0%				61.1%	62.3%	-1.9%
ADR	$470.67	$504.26	-6.7%				$479.93	$488.30	-1.7%
RevPAR	$302.17	$314.15	-3.8%				$293.24	$304.21	-3.6%

Mondrian LA
Occupancy	69.2%	64.2%	7.8%				71.2%	63.4%	12.3%
ADR	$247.25	$253.31	-2.4%				$257.38	$264.22	-2.6%
RevPAR	$171.10	$162.63	5.2%				$183.25	$167.52	9.4%

Clift
Occupancy	81.1%	65.7%	23.4%				76.9%	65.5%	17.4%
ADR	$179.52	$212.15	-15.4%				$187.22	$200.70	-6.7%
RevPAR	$145.59	$139.38	4.5%				$143.97	$131.46	9.5%

Total Owned Comparable Hotels
Occupancy	83.4%	78.5%	6.2%				81.5%	76.0%	7.2%
ADR	$270.46	$275.84	-2.0%				$244.39	$241.78	1.1%
RevPAR	$225.56	$216.46	4.2%				$199.18	$183.75	8.4%

St. Martins Lane
Occupancy	77.6%	79.4%	-2.3%	77.6%	79.4%	-2.3%	76.1%	74.4%	2.3%	76.1%	74.4%	2.3%
ADR	$394.37	$364.87	8.1%	$385.50	$345.54	11.6%	$359.88	$322.57	11.6%	$359.88	$318.53	13.0%
RevPAR	$306.03	$289.71	5.6%	$299.15	$274.36	9.0%	$273.87	$239.99	14.1%	$273.87	$236.99	15.6%

Sanderson
Occupancy	79.3%	80.0%	-0.9%	79.3%	80.0%	-0.9%	76.8%	71.8%	7.0%	76.8%	71.8%	7.0%
ADR	$467.31	$419.35	11.4%	$456.80	$397.14	15.0%	$419.50	$386.29	8.6%	$419.50	$381.45	10.0%
RevPAR	$370.58	$335.48	10.5%	$362.24	$317.71	14.0%	$322.18	$277.36	16.2%	$322.18	$273.88	17.6%

Shore Club
Occupancy	54.5%	52.0%	4.8%				55.0%	50.8%	8.3%
ADR	$278.66	$302.18	-7.8%				$284.65	$307.09	-7.3%
RevPAR	$151.87	$157.13	-3.3%				$156.56	$156.00	0.4%

Mondrian South Beach
Occupancy	66.8%	62.2%	7.4%				59.4%	51.2%	16.0%
ADR	$234.69	$220.87	6.3%				$232.19	$221.11	5.0%
RevPAR	$156.77	$137.38	14.1%				$137.92	$113.21	21.8%

System-wide Comparable Hotels
Occupancy	78.1%	74.1%	5.4%	78.1%	74.1%	5.4%	75.8%	70.4%	7.7%	75.8%	70.4%	7.7%
ADR	$287.48	$288.01	-0.2%	$286.29	$285.28	0.4%	$264.17	$259.26	1.9%	$264.17	$258.69	2.1%
RevPAR	$224.52	$213.42	5.2%	$223.59	$211.44	5.7%	$200.24	$182.52	9.7%	$200.24	$182.12	10.0%

Hard Rock (2)
Occupancy	72.5%	84.2%	-13.9%				78.3%	88.2%	-11.2%
ADR	$118.66	$113.09	4.9%				$128.09	$133.98	-4.4%
RevPAR	$86.03	$95.22	-9.7%				$100.29	$118.17	-15.1%

Ames (3)
Occupancy	70.4%	33.4%	n/m				67.8%	33.4%	n/m
ADR	$229.00	$174.96	n/m				$217.14	$174.96	n/m
RevPAR	$161.22	$58.44	n/m				$147.22	$58.44	n/m

San Juan Water and Beach Club (4)
Occupancy	44.0%	0.0%	n/m				59.1%	0.0%	n/m
ADR	$115.52	$—	n/m				$129.80	$—	n/m
RevPAR	$50.83	$—	n/m				$76.71	$—	n/m

Hotel Las Palapas (4)
Occupancy	51.1%	74.7%	n/m	51.1%	74.7%	n/m	56.0%	74.7%	n/m	56.0%	74.7%	n/m
ADR	$143.88	$175.40	n/m	$140.12	$180.23	n/m	$140.25	$175.40	n/m	$139.31	$180.23	n/m
RevPAR	$73.52	$130.95	n/m	$71.60	$134.63	n/m	$78.54	$130.95	n/m	$78.01	$134.63	n/m

(1)	Not included in the above table are discontinued operations.

(2)
As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry

(3)	Ames opened in November 2009. Statistics are for the period the hotel was open.

(4)
MHG began managing these hotels in the fourth quarter of 2009. Statistics are for the period MHG operated the hotels. MHG anticipates that both hotels will be re-developed in the future into Morgans Hotel Group branded hotels, once funding is available to the hotel owners. As the hotels are currently not branded hotels, MHG believes that the hotel operating data does not provide a meaningful depiction of the performance of Morgans Hotel Group branded hotels.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•
Impairment loss on development projects, hotels, investments in joint ventures and receivables from joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;
•
The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest; and

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In thousands)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net loss	$(6,741)	$(51,268)	$(80,849)	$(99,724)
Interest expense, net	8,576	13,610	42,483	49,401
Income tax (benefit) expense	(2,448)	17,820	(1,913)	(16,799)
Depreciation and amortization expense	8,629	7,344	32,158	29,623
Proportionate share of interest expense from unconsolidated joint ventures	3,768	5,320	15,392	23,728
Proportionate share of depreciation expense from unconsolidated joint ventures	1,953	2,328	11,884	8,439
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(95)	(76)	(361)	(325)
Net income attributable to noncontrolling interest	(216)	(1,706)	(2,649)	(3,321)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(3,144)	(21,508)	(15,283)	(35,189)

EBITDA	10,282	(28,136)	862	(44,167)

Add : Other non operating expense	(2,713)	(4,015)	33,076	(2,081)
Add : Other non operating expense from unconsolidated joint ventures	8,432	26,877	17,722	45,486
Add: Restructuring, development and disposal costs	986	4,063	3,916	6,083
Add: Impairment loss	50	—	5,549	11,913
Less : EBITDA from Clift, a leased hotel	(633)	(234)	(1,844)	(316)
Add : Stock based compensation	1,995	2,959	10,887	11,763
Less: (Loss) Income from hotel ownership changes and discontinued operations	(8)	11,625	(17,170)	11,843

Adjusted EBITDA	$18,391	$13,139	$52,998	$40,524

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2010	2009	Change	2010	2009	Change

Morgans	$2,979	$2,937	1%	$9,767	$8,867	10%
Royalton	5,013	4,768	5%	15,952	14,747	8%
Hudson	17,724	16,530	7%	57,360	49,853	15%
Delano	5,392	5,606	-4%	20,780	21,539	-4%
Mondrian LA	3,733	3,546	5%	15,862	14,483	10%
Clift	4,984	4,768	5%	19,547	17,700	10%

Total Owned Comparable Hotels	$39,825	$38,155	4%	$139,268	$127,189	9%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2010	2009	Change	2010	2009	Change
Morgans	$5,015	$5,121	-2%	$17,543	$17,159	2%
Royalton	6,591	6,498	1%	20,969	20,375	3%
Hudson	22,304	20,015	11%	72,804	65,663	11%
Delano	11,255	11,539	-2%	43,628	44,814	-3%
Mondrian LA	7,424	7,324	1%	31,727	31,266	1%
Clift	8,208	8,586	-4%	31,361	30,702	2%

Total Owned Comparable Hotels	$60,797	$59,083	3%	$218,032	$209,979	4%

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months			Year
	Ended December 31,		%	Ended December 31,(1)%
	2010	2009(1)	Change	2010	2009	Change

Morgans	$1,174	$677	73%	$1,811	$490	270%
Royalton	1,390	1,550	-10%	2,015	1,971	2%
Hudson	7,002	5,143	36%	17,432	13,142	33%
Delano	3,374	3,694	-9%	13,169	14,123	-7%
Mondrian LA	2,193	1,409	56%	10,349	9,039	14%
Clift	633	234	171%	1,844	316	484%

Owned Comparable Hotels	15,766	12,707	24%	46,620	39,081	19%

St Martins Lane	1,968	1,884	4%	5,867	5,242	12%
Sanderson	1,334	1,119	19%	3,972	3,204	24%
Shore Club	11	83	-87%	218	328	-34%
Mondrian South Beach	159	(54)	-394%	92	(1,232)	-107%

Joint Venture Comparable Hotels	3,472	3,032	15%	10,149	7,542	35%

Total System-Wide Comparable Hotels	19,238	15,739	22%	56,769	46,623	22%

Hard Rock — Joint Venture	645	(1,183)	-155%	3,162	1,348	135%
Ames — Joint Venture	103	(123)	n/m	114	(123)	n/m

Total Hotels	$19,986	$14,433	38%	$60,045	$47,848	25%

(1)	Excludes Mondrian Scottsdale. Mondrian Scottsdale was classified as a “discontinued operation” in 2010, and effective March 16, 2010, was no longer owned or managed by the Company.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	Dec. 31, 2010	Dec. 31, 2010
Morgans	1,811
Royalton	2,015
Delano	13,169

Sub — total for Hotels Securing Revolver	16,995	$26,008

Hudson	17,432	227,662
Mondrian LA	10,349	103,496

Management Fees	18,338
Corporate Expenses	(23,651)
Other Debt (1)	—	224,468

Total	$39,463	581,634

Less: Cash		(5,250)

Net Debt		$576,384

(1)	Includes outstanding debt on convertible notes, trust preferred securities, and the promissory notes on the property across the street from Delano Miami, and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	Dec. 31, 2010	Dec. 31, 2010

Sanderson and St. Martins Lane	50%	$9,839	$77,306
Shore Club	7%	218	8,364
Mondrian South Beach	50%	92	47,309
Ames	31%	114	14,406

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures

Balance Sheet
(In thousands)

	Dec. 31,	Dec 31,
	2010	2009

ASSETS:
Property and equipment, net	$459,591	$478,189
Goodwill	73,698	73,698
Investments in and advances to unconsolidated joint ventures	20,450	32,445
Investment in discontinued operation, net	—	23,977
Investment in property held for non-sale disposition, net	9,775	10,113
Cash and cash equivalents	5,250	68,956
Restricted cash	28,783	21,109
Accounts receivable, net	8,088	6,531
Related party receivables	3,834	9,522
Prepaid expenses and other assets	10,090	10,793
Deferred tax asset, net	82,438	83,980
Other, net	15,073	18,925

Total assets	$717,070	$838,238

LIABILITIES and STOCKHOLDERS’ (DEFICIT) EQUITY:
Debt and capital lease obligations, net	$662,275	$688,513
Mortgage debt of discontinued operation	—	40,000
Mortgage deb of property held for non-sale disposition	10,500	10,500
Accounts payable and accrued liabilities	26,994	29,821
Accounts payable and accrued liabilities of discontinued operations	—	1,455
Accounts payable and accrued liabilities of property held for non-sale disposition	1,162	504
Distributions and losses in excess of investment in unconsolidated joint ventures	1,509	2,740
Other liabilities	13,866	41,294

Total liabilities	716,306	814,827

Total Morgans Hotel Group Co. stockholders’ (deficit) equity	(10,170)	9,020
Noncontrolling interest	10,934	14,391

Total stockholders’ equity	764	23,411

Total liabilities and stockholders’ equity	$717,070	$838,238